Exhibit 107
Calculation of Filing Fee Tables
FORM S-3
(Form Type)
Tricida, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee(2)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock	415(a)(6)	(1)	(2)	(2)	$0.0000927	0
	Equity	Preferred Stock	415(a)(6)	(1)	(2)	(2)	$0.0000927	0
	Debt	Debt Securities(3)	415(a)(6)	(1)	(2)	(2)	$0.0000927	0
	Other	Warrants	415(a)(6)	(1)	(2)	(2)	$0.0000927	0
	Other	Units	415(a)(6)	(1)	(2)	(2)	$0.0000927	0
	Other	Subscription Rights	415(a)(6)	(1)	(2)	(2)	$0.0000927	0
	Unallocated (Universal) Shelf	—	457(o)	N/A	Unallocated (Universal) Shelf	$350,000,000	$0.0000927	$32,445(4)
Fees Previously Paid	—	—	—	—	—	—	—	—
Carry Forward Securities
Carry Forward Securities	—	—	—	—	—	—	—	—
	Total Offering Amounts					$350,000,000	$0.0000927	$32,445
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$32,445

(1)	Includes an indeterminate number of securities at indeterminate prices that may be issued from time to time in primary offerings or upon exercise, conversion or exchange of any securities registered hereunder that provide for exercise, conversion or exchange.
(2)	Not specified as to each class of securities to be registered hereunder pursuant to General Instruction II.D. to Form S-3 under the Securities Act of 1933, as amended (the “Securities Act”). The proposed maximum offering price per unit will be determined from time to time by the Registrant in connection with the issuance by the Registrant of the securities registered hereunder.
(3)
With respect to debt securities, excluding accrued interest and accrued amortization of discount, if any, to the date of delivery. If any debt securities are issued at an original issue discount, then the offering price of such debt securities shall be equal to any such greater principal amount due at maturity, such aggregate principal amount not to exceed $350,000,000 less the value of Securities previously issued hereunder.

(4)	The proposed maximum aggregate offering price has been calculated pursuant to Rule 457(o) under the Securities Act.

Table 2: Fee Offset Claims and Sources

	Registrant or Filer Name	Form or Filing Type		Initial Filing Date	Filing Date		Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed
Rules 457(b) and 0-11(a)(2)
Fee Offset Claims		—	—	—		—
Fee Offset Sources	—	—	—		—						—
Rule 457(p)
Fee Offset Claims	—	—	—	—		—	—	—	—	—
Fee Offset Sources	—	—	—		—						—
Table 3: Combined Prospectuses

Security Type	Security Class Title	Amount of Securities Previously Registered	Maximum Aggregate Offering Price of Securities Previously Registered	Form Type	File Number	Initial Effective Date
—	—	—	—	—	—	—